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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-175646

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2011)

1,996,479 Shares

Douglas Dynamics, Inc.

Common Stock

       This is an offering of 1,996,479 shares of common stock, par value $0.01 per share, of Douglas Dynamics, Inc. The shares of common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of these shares.

       Our common stock is listed on the New York Stock Exchange under the symbol "PLOW." On November 30, 2011, the last sale price of our common stock on the New York Stock Exchange was $15.50 per share.

       Investing in our common stock involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per share	$14.75	$0.50	$14.25

Total	$29,448,065	$998,240	$28,449,826

       Delivery of the shares of our common stock will be made on or about December 6, 2011.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Baird

The date of this prospectus supplement is November 30, 2011.

PROSPECTUS SUPPLEMENT

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not, the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with additional or different information. The information in this prospectus supplement and the accompanying base prospectus is accurate only as of the date on the front cover of this prospectus supplement and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement. Our business, financial condition, results of operations, and prospects may have changed since these dates. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

       In this prospectus supplement, unless the context indicates otherwise: "Douglas Dynamics," the "Company," "we," "our," or "us" refer to Douglas Dynamics, Inc. (formerly known as Douglas Dynamics Holdings, Inc.) and its subsidiaries and "Douglas Holdings" refers to Douglas Dynamics, Inc. exclusive of its subsidiaries. Douglas Dynamics, Inc. is a Delaware corporation and the issuer of the common stock offered hereby.

       This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of this common stock and also adds to and updates information contained in the accompanying base prospectus. The second part is the accompanying base prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents we have referred you to in the section entitled "Incorporation by Reference" in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement.

 PROSPECTUS SUPPLEMENT SUMMARY

       This summary highlights certain significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus supplement and accompanying base prospectus and the information incorporated by reference into this prospectus supplement, including the information presented under the section entitled "Risk Factors" and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." Certain historical information in this prospectus supplement has been adjusted to reflect the 23.75-for-one stock split of our common stock that occurred immediately prior to the consummation of our initial public offering.

Our Company

       We are the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. We sell our products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.

       We maintain our principal executive offices at 7777 North 73rd Street, Milwaukee, Wisconsin 53223, and our telephone number is (414) 354-2310. We maintain a website at www.DouglasDynamics.com. Information contained on our website is not a part of, and is not incorporated by reference into, this prospectus supplement.

       "WESTERN," "FISHER" and "BLIZZARD" and their respective logos are trademarks. Solely for convenience, from time to time we refer to our trademarks in this prospectus supplement without the ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks.

Our Industry

       The light truck snow and ice control equipment industry in North America consists predominantly of domestic participants that manufacture their products in North America. The annual demand for snow and ice control equipment is driven primarily by the replacement cycle of the existing installed base, which is predominantly a function of the average life of a snowplow or spreader and is driven by usage and maintenance practices of the end-user. We believe actively-used snowplows are typically replaced, on average, every seven to eight years.

       The primary factor influencing the replacement cycle for snow and ice control equipment is the level, timing and location of snowfall. Sales of snow and ice control equipment in any given year and region are most heavily influenced by local snowfall levels in the prior snow season. Heavy snowfall during a given winter causes equipment usage to increase, resulting in greater wear and tear and shortened life cycles, thereby creating a need for replacement equipment and additional parts and accessories.

       While snowfall levels vary within a given year and from year-to-year, snowfall, and the corresponding replacement cycle of snow and ice control equipment, is relatively consistent over multi-year periods. The following chart depicts an aggregate annual and eight-year (based on the typical life of our snowplows) rolling average of the aggregate snowfall levels in 66 cities in 26 snowbelt states across the Northeast, East, Midwest and Western United States where we monitor snowfall levels from 1980 to 2011. As the chart indicates, since 1982, aggregate snowfall levels in any given rolling eight-year period have been fairly consistent, ranging from 2,742 to 3,419 inches.

Snowfall in Snowbelt States (inches)
(for October 1 through March 31)

Note:
The 8-year rolling average snowfall is not presented prior to 1982 for purposes of the calculation due to lack of snowfall data prior to 1975. Snowfall data in this chart is not adjusted for snowfall outside of the 66 cities in the 26 states reflected.

Source: National Oceanic and Atmospheric Administration's National Weather Service.

       The demand for snow and ice control equipment can also be influenced by general economic conditions in the United States, as well as local economic conditions in the snowbelt regions in North America. In stronger economic conditions, our end-users may choose to replace or upgrade existing equipment before its useful life has ended, while in weak economic conditions, our end-users may seek to extend the useful life of equipment, thereby increasing the sales of parts and accessories. However, since snow and ice control management is a non-discretionary service necessary to ensure public safety and continued personal and commercial mobility in populated areas that receive snowfall, end-users cannot extend the useful life of snow and ice control equipment indefinitely and must replace equipment that has become too worn, unsafe or unreliable, regardless of economic conditions.

       Long-term growth in the overall snow and ice control equipment market also results from geographic expansion of developed areas in the snowbelt regions of North America, as well as consumer demand for technological enhancements in snow and ice control equipment and related parts and accessories that improves efficiency and reliability. Continued construction in the snowbelt regions in North America increases the aggregate area requiring snow and ice removal, thereby growing the market for snow and ice control equipment. In addition, the development and sale of more reliable, more efficient and more sophisticated products have contributed to an approximate 2-4% average unit price increase in each of the past five years.

Dividend Policy

       Effective upon the consummation of our initial public offering ("IPO"), our Board of Directors adopted a regular quarterly cash dividend of $0.1825 per share, which was first paid on September 30, 2010. In November 2010, we increased our quarterly dividend, effective as of the fourth quarter of 2010, by $0.0175 to $0.20 per share, an increase of 9.6%, and on March 31, 2011, we paid an additional special cash dividend of $0.37 per share. In November 2011, our Board of Directors approved a 2.5% further increase to our regular quarterly cash dividend from $0.20 per share to $0.205 per share commencing in the fourth quarter of 2011. The declaration and payment of this quarterly dividend will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition and earnings, legal requirements, taxes, the terms of our indebtedness and other factors our Board of Directors may deem to be relevant. See "Dividend Policy and Restrictions" beginning on page 5 of the accompanying base prospectus.

Principal Stockholders

       Aurora Equity Partners II L.P., a Delaware limited partnership, and Aurora Overseas Equity Partners II, L.P., a Cayman Islands exempt limited partnership, which we refer collectively to in this prospectus supplement as the Aurora Entities, collectively beneficially own approximately 10.7% of our common stock, prior to giving effect to this offering. After giving effect to this offering, the Aurora Entities will cease to beneficially own any shares of our common stock, and as a result, the Management Services Agreement between us, Aurora Management Partners and ACOF Management L.P., will terminate by its terms. In addition, concurrent with the consummation of this offering, the Second Amended and Restated Securityholders Agreement, dated June 30, 2004, will be terminated. As a result, the rights and obligations of all stockholders party to this agreement, including the voting proxy held by the Aurora Entities, will cease to exist.

       The Aurora Entities are affiliates of Aurora Capital Group. Aurora Capital Group is a Los Angeles-based private equity firm managing over $2 billion that utilizes two distinct investment strategies. Aurora's traditional private equity vehicles focus principally on control-investments in middle-market businesses in a diverse set of industries, each with a leading market position, a strong cash flow profile, and actionable opportunities for both operational and strategic enhancement. Aurora's Resurgence fund invests in debt and equity securities of middle-market companies and targets complex situations that are created by operational or financial challenges either within a company or a broader industry.

       Ares Corporate Opportunities Fund, L.P., our other pre-IPO principal stockholder, ceased to beneficially own any shares of our common stock as of October 31, 2011.

Interests of Certain Affiliates in this Offering

       Certain of our affiliates stand to benefit as a result of this offering. Specifically, the Aurora Entities, together with certain of our other pre-IPO stockholders, will sell all of their remaining shares of our common stock in this offering. For a description of the interests of these parties in this offering, see "Selling Stockholders."

The Offering

Issuer	Douglas Dynamics, Inc.
Common stock offered by the selling stockholders	1,996,479 shares
Common stock outstanding after this offering	22,020,694 shares
Use of proceeds

The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering. Any proceeds received by us in connection with the exercise of options to purchase shares of our common stock by the selling stockholders in connection with this offering will be used for general corporate purposes. See "Use of Proceeds."

Dividend policy

Our Board of Directors has adopted a dividend policy that reflects an intention to distribute to our stockholders a regular quarterly cash dividend. In November 2011, our Board of Directors approved a 2.5% increase to our regularly quarterly cash dividend to $0.205 per share commencing in the fourth quarter of 2011. The declaration and payment of this quarterly dividend will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition and earnings, legal requirements, taxes, the terms of our indebtedness and other factors our Board of Directors may deem to be relevant. See "Dividend Policy and Restrictions" beginning on page 5 of the accompanying base prospectus.

Risk factors	See "Risk Factors" beginning on page S-6 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NYSE symbol	PLOW

       The number of shares of our common stock outstanding after this offering is based on 22,018,540 shares outstanding as of November 30, 2011, plus an aggregate of 2,154 shares of common stock subject to outstanding options being exercised by certain selling stockholders for the purpose of selling shares in this offering.

RISK FACTORS

       An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus supplement or incorporated herein by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, before deciding whether to purchase our common stock. Our business, prospects, financial condition and operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

  Our results of operations depend primarily on the level, timing and location of snowfall. As a result, a decline in snowfall levels in multiple regions for an extended time could cause our results of operations to decline and adversely affect our ability to pay dividends.

       As a manufacturer of snow and ice control equipment for light trucks, and related parts and accessories, our sales depend primarily on the level, timing and location of snowfall in the regions in which we offer our products. A low level or lack of snowfall in any given year in any of the snowbelt regions in North America (primarily the Midwest, East and Northeast regions of the United States as well as all provinces of Canada) will likely cause sales of our products to decline in such year as well as the subsequent year, which in turn may adversely affect our results of operations and ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality and Year-to-Year Variability" in our Annual Report on Form 10-K for the year ended December 31, 2010. A sustained period of reduced snowfall events in one or more of the geographic regions in which we offer our products could cause our results of operations to decline and adversely affect our ability to pay dividends.

  The year-to-year variability of our business can cause our results of operations and financial condition to be materially different from year-to-year; whereas the seasonality of our business can cause our results of operations and financial condition to be materially different from quarter-to-quarter.

       Because our business depends on the level, timing and location of snowfall, our results of operations vary from year-to-year. Additionally, because the annual snow season typically only runs from October 1 through March 31, our distributors typically purchase our products during the second and third quarters. As a result, we operate in a seasonal business. We not only experience seasonality in our sales, but also experience seasonality in our working capital needs. For example, our average monthly working capital net of cash, accrued interest, income taxes payable, deferred tax assets and prepaid management fees was approximately $58.9 million from 2008 to 2010 with an average monthly peak in the third quarter of approximately $90 million. Excluding such adjustments, our average monthly working capital during this period was approximately $84.4 million. Consequently, our results of operations and financial condition can vary from year-to-year, as well as from quarter-to-quarter, which could affect our ability to pay dividends. If we are unable to effectively manage the seasonality and year-to-year variability of our business, our results of operations, financial condition and ability to pay dividends may suffer.

  If economic conditions in the United States continue to remain weak or deteriorate further, our results of operations, financial condition and ability to pay dividends may be adversely affected.

       Historically, demand for snow and ice control equipment for light trucks has been influenced by general economic conditions in the United States, as well as local economic conditions in the snowbelt regions in North America. During the last few years, economic conditions throughout the United States have been extremely weak, and may not improve in the foreseeable future. Weakened economic conditions may cause our end-users to delay purchases of replacement snow and ice control equipment and instead repair their existing equipment, leading to a decrease in our sales of new equipment. Weakened economic conditions may also cause our end-users to delay their purchases of new light trucks. Because our end-users tend to purchase new snow and ice control equipment concurrent with their purchase of new light trucks, their delay in purchasing new light trucks can also result in the deferral of their purchases of new snow and ice control equipment. The deferral of new equipment purchases during periods of weak economic conditions may negatively affect our results of operations, financial condition and ability to pay dividends. Weakened economic conditions may also cause our end-users to consider price more carefully in selecting new snow and ice control equipment. Historically, considerations of quality and service have outweighed considerations of price, but in a weak economy, price may become a more important factor. Any refocus away from quality in favor of cheaper equipment could cause end-users to shift away from our products to less expensive competitor products, or to shift away from our more profitable products to our less profitable products, which in turn would adversely affect our results of operations and our ability to pay dividends.

  Our failure to maintain good relationships with our distributors, the loss or consolidation of our distributor base or the actions or inactions of our distributors could have an adverse effect on our results of operations and our ability to pay dividends.

       We depend on a network of truck equipment distributors to sell, install and service our products. Nearly all of these sales and service relationships are at will, and less than 1% of our distributors have agreed not to offer products that compete with our products. As a result, almost all of our distributors could discontinue the sale and service of our products at any time, and those distributors that primarily sell our products may choose to sell competing products at any time. Further, difficult economic or other circumstances could cause any of our distributors to discontinue their businesses. Moreover, if our distributor base were to consolidate or if any of our distributors were to discontinue their business, competition for the business of fewer distributors would intensify. If we do not maintain good relationships with our distributors, or if we do not provide product offerings and pricing that meet the needs of our distributors, we could lose a substantial amount of our distributor base. A loss of a substantial portion of our distributor base could cause our sales to decline significantly, which would have an adverse effect on our results of operations and ability to pay dividends. In addition, our distributors may not provide timely or adequate service to our end-users. If this occurs, our brand identity and reputation may be damaged, which would have an adverse effect on our results of operations and ability to pay dividends.

  Lack of available financing options for our end-users or distributors may adversely affect our sales volumes.

       Our end-user base is highly concentrated among professional snowplowers, who comprise over 50% of our end-users, many of whom are individual landscapers who remove snow during the winter and landscape during the rest of the year, rather than large, well-capitalized corporations. These end-users often depend upon credit to purchase our products. If credit is unavailable on favorable terms or at all, our end-users may not be able to purchase our products from our distributors, which would in turn reduce sales and adversely affect our results of operations and ability to pay dividends. In addition, because our distributors, like our end-users, rely on credit to purchase our products, if our distributors are not able to obtain credit, or access credit on favorable terms, we may experience delays in payment or nonpayment for delivered products. Further, if our distributors are unable to obtain credit or access credit on favorable terms, they could experience financial difficulties or bankruptcy and cease purchases of our products altogether. Thus, if financing is unavailable on favorable terms or at all, our results of operations and ability to pay dividends would be adversely affected.

  The price of steel, a commodity necessary to manufacture our products, is highly variable. If the price of steel increases, our gross margins could decline.

       Steel is a significant raw material used to manufacture our products. During 2008, 2009 and 2010, our steel purchases were approximately 15%, 18% and 13% of our revenue, respectively. The steel industry is highly cyclical in nature, and steel prices have been volatile in recent years and may remain volatile in the future. Steel prices are influenced by numerous factors beyond our control, including general economic conditions domestically and internationally, the availability of raw materials, competition, labor costs, freight and transportation costs, production costs, import duties and other trade restrictions. Steel prices are volatile and may increase as a result of increased demand from the automobile and consumer durable sectors. If the price of steel increases, our variable costs may increase. We may not be able to mitigate these increased costs through the implementation of permanent price increases or temporary invoice surcharges, especially if economic conditions remain weak and our distributors and end-users become more price sensitive. If we are unable to successfully mitigate such cost increases in the future, our gross margins could decline.

  If petroleum prices increase, our results of operations could be adversely affected.

       Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. If the price of fuel increases, the demand for our products may decline, which would adversely affect our financial condition and results of operations.

  We depend on outside suppliers who may be unable to meet our volume and quality requirements, and we may be unable to obtain alternative sources.

       We purchase certain components essential to our snowplows and sand and salt spreaders from outside suppliers, including off-shore sources. Most of our key supply arrangements can be discontinued at any time and are not covered by written contracts. A supplier may encounter delays in the production and delivery of such products and components or may supply us with products and components that do not meet our quality, quantity or cost requirements. Additionally, a supplier may be forced to discontinue operations. Any discontinuation or interruption in the availability of quality products and components from one or more of our suppliers may result in increased production costs, delays in the delivery of our products and lost end-user sales, which could have an adverse effect on our business and financial condition. During 2010, our top ten suppliers accounted for approximately 54% of our raw material and component purchasing. In addition, we have begun to increase the number of our off-shore suppliers. Our increased reliance on off-shore sourcing may cause our business to be more susceptible to the impact of natural disasters, war and other factors that may disrupt the transportation systems or shipping lines used by our suppliers, a weakening of the dollar over an extended period of time and other uncontrollable factors such as changes in foreign regulation or economic conditions. In addition, reliance on off-shore suppliers may make it more difficult for us to respond to sudden changes in demand because of the longer lead time to obtain components from offshore sources. We may be unable to mitigate this risk by stocking sufficient materials to satisfy any sudden or prolonged surges in demand for our products. If we cannot satisfy demand for our products in a timely manner, our sales could suffer as distributors can cancel purchase orders without penalty until shipment.

  We do not sell our products under long-term purchase contracts, and sales of our products are significantly impacted by factors outside of our control; therefore, our ability to estimate demand is limited.

       We do not enter into long-term purchase contracts with our distributors and the purchase orders we receive may be cancelled without penalty until shipment. Therefore, our ability to accurately predict future demand for our products is limited. Nonetheless, we attempt to estimate demand for our products for purposes of planning our annual production levels and our long-term product development and new product introductions. We base our estimates of demand on our own market assessment, snowfall figures, quarterly field inventory surveys and regular communications with our distributors. Because wide fluctuations in the level, timing and location of snowfall, economic conditions and other factors may occur, each of which is out of our control, our estimates of demand may not be accurate. Underestimating demand could result in procuring an insufficient amount of materials necessary for the production of our products, which may result in increased production costs, delays in product delivery, missed sale opportunities and a decrease in customer satisfaction. Overestimating demand could result in the procurement of excessive supplies, which could result in increased inventory and associated carrying costs.

  If we are unable to enforce, maintain or continue to build our intellectual property portfolio, or if others invalidate our intellectual property rights, our competitive position may be harmed.

       We rely on a combination of patents, trade secrets and trademarks to protect certain of the proprietary aspects of our business and technology. We hold approximately 20 U.S. registered trademarks (including the trademarks WESTERN®, FISHER® and BLIZZARD®), 5 Canadian registered trademarks, 28 U.S. issued patents and 15 Canadian patents. Our patents relate to snowplow mounts, assemblies, hydraulics, electronics and lighting systems as well as sand and salt spreader assemblies and our patent applications relate to each of the foregoing except for hydraulics and sand and salt spreader assemblies. When granted, each patent has a 17 year duration. The duration of the patents we currently possess range between one year and 14 years of remaining life. Our patent applications date back to as far as 2001 and as recent as 2010. Although we work diligently to protect our intellectual property rights, monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent unauthorized use by others. We believe that our trademarks are of great value and that the loss of any one or all of our trademark rights could lower sales and increase our costs. In addition, in the event a third party challenges the validity of our intellectual property rights, a court may determine that our intellectual property rights may not be valid or enforceable. An adverse determination with respect to our intellectual property rights may harm our business prospects and reputation. Third parties may design around our patents or may independently develop technology similar to our trade secrets. The failure to adequately build, maintain and enforce our intellectual property portfolio could impair the strength of our technology and our brands, and harm our competitive position. Although we have no reason to believe that our intellectual property rights are vulnerable, previously undiscovered intellectual property could be used to invalidate our rights.

  If we are unable to develop new products or improve upon our existing products on a timely basis, it could have an adverse effect on our business and financial condition.

       We believe that our future success depends, in part, on our ability to develop on a timely basis new technologically advanced products or improve upon our existing products in innovative ways that meet or exceed our competitors' product offerings. Continuous product innovation ensures that our consumers have access to the latest products and features when they consider buying snow and ice control equipment. Maintaining our market position will require us to continue to invest in research and development and sales and marketing. Product development requires significant financial, technological and other resources. From 1992 to 2010, we invested approximately $64 million to support our manufacturing strategy and to maintain our competitive strength in the product manufacturing process. We may be unsuccessful in making the technological advances necessary to develop new products or improve our existing products to maintain our market position. Industry standards, end-user expectations or other products may emerge that could render one or more of our products less desirable or obsolete. If any of these events occur, it could cause decreases in sales, a failure to realize premium pricing and an adverse effect on our business and financial condition.

  We face competition from other companies in our industry, and if we are unable to compete effectively with these companies, it could have an adverse effect on our sales and profitability. Price competition among our distributors could negatively affect our market share.

       We primarily compete with regional manufacturers of snow and ice control equipment for light trucks. While we are the most geographically diverse company in our industry, we may face increasing competition in the markets in which we operate. In saturated markets, price competition may lead to a decrease in our market share or a compression of our margins, both of which would affect our profitability. Moreover, current or future competitors may grow their market share and develop superior service and may have or may develop greater financial resources, lower costs, superior technology or more favorable operating conditions than we maintain. As a result, competitive pressures we face may cause price reductions for our products, which would affect our profitability or result in decreased sales and operating income. Additionally, saturation of the markets in which we compete or channel conflicts among our brands and shifts in consumer preferences may increase these competitive pressures or may result in increased competition among our distributors and affect our sales and profitability. In addition, price competition among the distributors that sell our products could lead to significant margin erosion among our distributors, which could in turn result in compressed margins or loss of market share for us. Management believes that, after us, the next largest competitors in the market for snow and ice control equipment for light trucks are Northern Star Industries, Inc. (the manufacturer of the Boss brand of snow and ice control equipment) and Meyer Products LLC, respectively, and accordingly represent our primary competitors for market share.

  We are subject to complex laws and regulations, including environmental and safety regulations, that can adversely affect the cost, manner or feasibility of doing business.

       Our operations are subject to certain federal, state and local laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation, disposal and discharge of hazardous and non-hazardous substances and materials into the environment, the manufacturing of motor vehicle accessories and employee health and safety. We cannot be certain that existing and future laws and regulations and their interpretations will not harm our business or financial condition. We currently make and may be required to make large and unanticipated capital expenditures to comply with environmental and other regulations, such as:

•
applicable motor vehicle safety standards established by the National Highway Traffic Safety Administration;

•
reclamation and remediation and other environmental protection; and

•
standards for workplace safety established by the Occupational Safety and Health Administration.

       While we monitor our compliance with applicable laws and regulations and attempt to budget for anticipated costs associated with compliance, we cannot predict the future cost of such compliance. While in 2010 the amount we expended related to compliance with such regulations was insignificant we could incur material expenses in the future in the event of future legislation changes or unforeseen events, such as a workplace accident or environmental discharge, or if we otherwise discover we are in non-compliance with an applicable regulation. In addition, under these laws and regulations, we could be liable for:

•
product liability claims;

•
personal injuries;

•
investigation and remediation of environmental contamination and other governmental sanctions such as fines and penalties; and

•
other environmental damages.

       Our operations could be significantly delayed or curtailed and our costs of operations could significantly increase as a result of regulatory requirements, restrictions or claims. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

  Financial market conditions have had a negative impact on the return on plan assets for our pension plans, which may require additional funding and negatively impact our cash flows.

       Our pension expense and required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions we use to measure the defined benefit pension plan obligations. As of December 31, 2010, our pension plans were underfunded by approximately $10.8 million. In 2010, contributions to our defined benefit pension plans were approximately $0.9 million. If plan assets continue to perform below expectations, future pension expense and funding obligations will increase, which would have a negative impact on our cash flows. Moreover, under the Pension Protection Act of 2006, it is possible that continued losses of asset values may necessitate accelerated funding of our pension plans in the future to meet minimum federal government requirements.

  The statements regarding our industry, market positions and market share in this prospectus supplement and incorporated herein by reference are based on our management's estimates and assumptions. While we believe such statements are reasonable, such statements have not been independently verified.

       Information contained in, and incorporated by reference in, this prospectus supplement concerning the snow and ice control equipment industry for light trucks, our general expectations concerning this industry and our market positions and other market share data regarding the industry are based on estimates our management prepared using end-user surveys, anecdotal data from our distributors and distributors that carry our competitors' products, our results of operations and management's past experience, and on assumptions made, based on our management's knowledge of this industry, all of which we believe to be reasonable. These estimates and assumptions are inherently subject to uncertainties, especially given the year-to-year variability of snowfall and the difficulty of obtaining precise information about our competitors, and may prove to be inaccurate. In addition, we have not independently verified the information from any third-party source and thus cannot guarantee its accuracy or completeness, although management also believes such information to be reasonable. Our actual operating results may vary significantly if our estimates and outlook concerning the industry, snowfall patterns, our market positions or our market shares turn out to be incorrect.

  We are subject to product liability claims, product quality issues, and other litigation from time to time that could adversely affect our operating results or financial condition.

       The manufacture, sale and usage of our products expose us to the risk of product liability claims. If our products are defective or used incorrectly by our end-users, injury may result, giving rise to product liability claims against us. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, and it is ultimately determined that we are liable, our business and financial condition could suffer. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products, may divert management's attention from other matters and may have a negative impact on our business and operating results. Additionally, we could experience a material design or manufacturing failure in our products, a quality system failure or other safety issues, or heightened regulatory scrutiny that could warrant a recall of some of our products. A recall of some of our products could also result in increased product liability claims. Any of these issues could also result in loss of market share, reduced sales, and higher warranty expense.

  We are heavily dependent on our Chief Executive Officer and management team.

       Our continued success depends on the retention, recruitment and continued contributions of key management, finance, sales and marketing personnel, some of whom could be difficult to replace. Our success is largely dependent upon our senior management team, led by our Chief Executive Officer and other key managers. The loss of any one or more of such persons could have an adverse effect on our business and financial condition.

  Our indebtedness could adversely affect our operations, including our ability to perform our obligations and pay dividends.

       As of September 30, 2011 we had approximately $123.2 million of senior secured indebtedness and $46.0 million of borrowing availability under our revolving credit facility. We may also be able to incur substantial indebtedness in the future, including senior indebtedness, which may or may not be secured. For example, our amended revolving credit facility allows our wholly-owned subsidiaries, Douglas Dynamics, L.L.C. ("DDI LLC), Douglas Dynamics Finance Company ("DDI Finance") and Fisher, LLC ("Fisher") to request the establishment of one or more additional revolving commitments in an aggregate amount not in excess of $40 million and our term loan facility allows DDI LLC to request the establishment of one or more additional term loan commitments in an aggregate amount not in excess of $60 million, in each case, subject to specified terms and conditions.

       Our indebtedness could have important consequences to our stockholders, including the following:

•
we could have difficulty satisfying our debt obligations, and if we fail to comply with these requirements, an event of default could result;

•
we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the cash flow available to pay dividends or fund working capital, capital expenditures and other general corporate activities;

•
covenants relating to our indebtedness may restrict our ability to make dividends or distributions to our stockholders;

•
covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities, which may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•
we may be more vulnerable to general adverse economic and industry conditions;

•
we may be placed at a competitive disadvantage compared to our competitors with less debt; and

•
we may have difficulty repaying or refinancing our obligations under our senior credit facilities on their respective maturity dates.

       If any of these consequences occur, our financial condition, results of operations and ability to pay dividends could be adversely affected. This, in turn, could negatively affect the market price of our common stock, and we may need to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all.

  Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly and could impose adverse consequences.

       Certain of our borrowings, including our term loan and any revolving borrowings under our senior credit facilities, are at variable rates of interest and expose us to interest rate risk. In addition, the interest rate on any revolving borrowings is subject to an increase in the interest rate if the average daily availability under our revolving credit facility falls below a certain threshold. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would correspondingly decrease. Our senior credit facilities require us to maintain in effect at all times one or more interest rate hedging agreements so that, at all times, interest on at least 25% of the aggregate outstanding principal amount of the loans under our term loan facility is either fixed rate or covered by such agreements.

  Our senior credit facilities impose restrictions on us, which may also prevent us from capitalizing on business opportunities and taking certain corporate actions. One of these facilities also includes minimum availability requirements, which if unsatisfied, could result in liquidity events that may jeopardize our business.

       Our senior credit facilities contain, and future debt instruments to which we may become subject may contain, covenants that limit our ability to engage in activities that could otherwise benefit our company. Under our senior credit facilities, these covenants include restrictions on our ability to:

•
incur, assume or permit to exist additional indebtedness or contingent obligations;

•
incur liens and engage in sale and leaseback transactions;

•
make loans and investments in excess of agreed upon amounts;

•
declare dividends, make payments or redeem or repurchase capital stock in excess of agreed upon amounts and subject to certain other limitations;

•
engage in mergers, acquisitions and other business combinations;

•
prepay, redeem or purchase certain indebtedness or amend or alter the terms of our indebtedness;

•
sell assets;

•
make further negative pledges;

•
create restrictions on distributions by subsidiaries;

•
change our fiscal year;

•
engage in activities other than, among other things, incurring the debt under our senior credit facilities and the activities related thereto, holding our ownership interest in DDI LLC, making restricted payments, including dividends, permitted by our senior credit facilities and conducting activities related to our status as a public company;

•
amend or waive rights under certain agreements;

•
transact with affiliates or our stockholders; and

•
alter the business that we conduct.

       Our revolving credit facility also includes limitations on capital expenditures and requires that if we fail to maintain the greater of $8.75 million and 12.5% of the revolving commitments in borrowing availability, we must comply with a fixed charge coverage ratio test. In addition, if a liquidity event occurs because our borrowing availability is less than the greater of $10.5 million and 15% of the aggregate revolving commitments (or an event of default occurs and is continuing), subject to certain limited cure rights, all proceeds of our accounts receivable and other collateral will be applied to reduce obligations under our amended revolving credit facility, jeopardizing our ability to meet other obligations. Our ability to comply with the covenants contained in our senior credit facilities or in the agreements governing our future indebtedness, and our ability to avoid liquidity events, may be affected by events, or our future performance, which are subject to factors beyond our control, including prevailing economic, financial, industry and weather conditions, such as the level, timing and location of snowfall and general economic conditions in the snowbelt regions of North America. A failure to comply with these covenants could result in a default under our senior credit facilities, which could prevent us from paying dividends, borrowing additional amounts and using proceeds of our inventory and accounts receivable, and also permit the lenders to accelerate the payment of such debt. If any of our debt is accelerated or if a liquidity event (or event of default) occurs that results in collateral proceeds being applied to reduce such debt, we may not have sufficient funds available to repay such debt and our other obligations, in which case, our business could be halted and such lenders could proceed against any collateral securing that debt. Further, if the lenders accelerate the payment of the indebtedness under our senior credit facilities, our assets may not be sufficient to repay in full the indebtedness under our senior credit facilities and our other indebtedness, if any. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs to pursue available business opportunities or react to changes in our business and the industry in which we operate.

Risks Related to this Offering of Our Common Stock

  The market price of our common stock may be volatile, which could cause the value of your investment to decline or could subject us to securities class action litigation.

       Shares of our common stock were sold in our initial public offering in May 2010 at a price of $11.25 per share, and our common stock has subsequently traded as high as $16.96 per share and as low as $10.20 per share. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. The trading price of our common stock could be subject to wide fluctuations in response to the many risk factors listed in this section and others beyond our control, including:

•
variations in our quarterly operating results;

•
our announcement of actual results for a fiscal period that are higher or lower than projected or expected results or our announcement of revenue or earnings guidance that is higher or lower than expected;

•
unfavorable commentary from securities analysts or the failure of securities analysts to cover our common stock after this offering;

•
the disposition by the Aurora Entities of all their shares of our common stock in this offering;

•
changes in our dividend payment policy or failure to execute our existing policy;

•
actions of competitors;

•
changes in applicable government and environmental regulations; or

•
general economic and market conditions.

       Furthermore, the stock markets recently have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of shares of our common stock to decline. If the market price of a share our common stock after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

       In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

  If securities or industry analysts cease to publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

       The trading market for our common stock depends in part on the research and other reports that industry or securities analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

  Substantial future sales of our common stock in the public market could cause our stock price to fall.

       Additional sales of our common stock in the public market after the consummation of this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon consummation of this offering, we will have 22,020,694 shares of common stock outstanding, assuming no exercise of our outstanding options other than those options exercised by selling stockholders for the purpose of selling shares in this offering.

  Provisions of Delaware law and our charter documents could delay or prevent an acquisition of us, even if the acquisition would be beneficial to you.

       Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•
the absence of cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;

•
the ability of our Board of Directors to issue preferred stock with voting rights or with rights senior to those of our common stock without any further vote or action by the holders of our common stock;

•
the division of our Board of Directors into three separate classes serving staggered three-year terms;

•
the ability of our stockholders to remove our directors is limited to cause and only by the vote of at least 66 2/3% of the outstanding shares of our common stock;

•
the prohibition on our stockholders from acting by written consent and calling special meetings;

•
the requirement that our stockholders provide advance notice when nominating our directors or proposing business to be considered by the stockholders at an annual meeting of stockholders; and

•
the requirement that our stockholders must obtain a 66 2/3% vote to amend or repeal certain provisions of our certificate of incorporation.

       We are also subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. Since the Aurora Entities became interested stockholders of our company more than three years ago, we are not constrained by this provision with respect to business combinations with the Aurora Entities. See "Description of Capital Stock" in the base prospectus accompanying this prospectus supplement. This provision, together with the provisions discussed above, could also make it more difficult for you and our other stockholders to elect directors and take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our common stock.

  If we are unable to assess favorably the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, our stock price could be adversely affected.

       Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules adopted by the Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, beginning with our Annual Report on Form 10-K for the year ending December 31, 2011, our management will be required to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, in connection with the attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot timely and favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal control over financial reporting, investor confidence and our stock price could decline.

Risks Relating to Our Dividend Policy

  You may not receive the level of dividends provided for in the dividend policy our Board of Directors has adopted or any dividends at all.

       We are not obligated to pay dividends on our common stock. Our Board of Directors adopted a dividend policy, effective upon the consummation of our initial public offering, that reflects an intention to distribute to our stockholders a regular quarterly cash dividend. However, the declaration and payment of all future dividends to holders of our common stock are subject to the discretion of our Board of Directors, which may amend, revoke or suspend our dividend policy at any time and for any reason, including, our financial condition and earnings, legal requirements, taxes and other factors our Board of Directors may deem relevant. The terms of our indebtedness may also restrict us from paying cash dividends on our common stock under certain circumstances.

       Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the level of any dividends we may pay in the future. If we were to use borrowings under our senior credit facilities to fund our payment of dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively affect our financial condition, our results of operations, our liquidity and our ability to maintain and expand our business. Accordingly, you may not receive dividends in the intended amounts, or at all. Any reduction or elimination of dividends may negatively affect the market price of our common stock.

  Our ability to pay dividends will be restricted by agreements governing our debt, including our senior credit facilities, and by Delaware law.

       Our senior credit facilities restrict our ability to pay dividends. See "Dividend Policy and Restrictions" beginning on page 5 of the accompanying base prospectus, where we describe the terms of our indebtedness, including provisions limiting our ability to declare and pay dividends. In addition, as a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our senior credit facilities, at or prior to maturity, or enter into additional agreements for indebtedness. Any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner or entirely our ability to pay dividends to you.

       Additionally, under the DGCL, our Board of Directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Dividend Policy and Restrictions" beginning on page 5 of the accompanying base prospectus.

       If, as a result of these restrictions, we are required to reduce or eliminate the payment of dividends, a decline in the market price or liquidity, or both, of our common stock could result. This may in turn result in losses by you.

  Douglas Holdings, the issuer of the common stock being offered hereby, is a holding company with no operations of its own and depends on its subsidiaries for cash.

       The terms of our senior credit facilities significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to Douglas Holdings. In addition, the terms of our amended revolving credit facility specifically restricts Douglas Holdings' subsidiaries from paying dividends to Douglas Holdings if we do not maintain minimum availability under our amended revolving credit facility, and both our senior credit facilities restrict subsidiaries from paying dividends to Douglas Holdings if a default or event of default has occurred and is continuing under our senior credit facilities or if specified liquidity and leverage tests are not satisfied. As of September 30, 2011, we had the necessary availability to pay dividends at the level currently anticipated under our dividend policy. We cannot assure you that we will maintain this availability. For a description of our dividend policy and the limitations on the payment of dividends contained in our senior credit facilities, see "Dividend Policy and Restrictions" beginning on page 5 of the accompanying base prospectus.

  Our dividend policy may limit our ability to pursue growth opportunities.

       If we continue to pay dividends at the current level under our dividend policy, we may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund our operations in the event of a significant business downturn. In addition, because a significant portion of cash available will be distributed to holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business, including through acquisitions, increased capital spending or other increases of our expenditures, will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us at all, or at an acceptable cost. If we are unable to take timely advantage of growth opportunities, our future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of our common stock.

  Market interest rates may have an effect on the trading value of our shares.

       One of the factors that investors may consider in deciding whether to buy or sell our shares is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend yield on our shares or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus supplement and the documents incorporated by reference into this prospectus supplement include forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact included in this prospectus supplement, or incorporated herein by reference, including statements regarding future sales, financial performance, plans, business strategy, and other objectives, expectations and intentions, such as statements regarding our liquidity, debt, economic conditions, planned capital expenditures, dividend policy, adequacy of capital resources and reserves, and projected costs, and the information referred to under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011 are forward-looking statements. In addition, forward-looking statements generally can be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also undertake no obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus supplement or incorporated herein by reference. Important factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•
weather conditions, particularly lack of or reduced levels of snowfall;

•
a significant decline in economic conditions;

•
our inability to maintain good relationships with our distributors;

•
lack of available or favorable financing options for our end-users or distributors;

•
increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors;

•
increases in the price of fuel;

•
the inability of our suppliers to meet our volume or quality requirements;

•
our inability to protect or continue to build our intellectual property portfolio;

•
our inability to develop new products or improve upon existing products in response to end-user needs;

•
losses due to lawsuits arising out of personal injuries associated with our products;

•
our inability to compete effectively against competition; and

•
other risk factors included under "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein and therein.

       All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus supplement or incorporated herein by reference in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

USE OF PROCEEDS

       The selling stockholders are selling all of the shares of common stock being sold in this offering. See "Selling Stockholders." Accordingly, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. Any proceeds received by us in connection with the exercise of options to purchase shares of our common stock by the selling stockholders in connection with this offering will be used for general corporate purposes.

SELLING STOCKHOLDERS

       The following table lists the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of the date of this prospectus supplement, the number of shares of common stock offered for sale by each of the selling stockholders by this prospectus supplement, the number of shares of common stock to be beneficially owned by each of the selling stockholders after this offering and the percentage of shares of common stock to be beneficially owned by each of the selling stockholders after this offering.

       Each of the selling stockholders, other than those who will be acquiring shares pursuant to the exercise of outstanding stock options immediately prior to the offer and sale of such shares, acquired their respective shares of our common stock from affiliates of Aurora Capital Group, a Los Angeles-based private equity firm, in 2004 following Aurora's acquisition of our Company at a price of $4.21 per share. Our selling stockholders who hold stock options were granted those options in 2005. Each of our outstanding stock options bears an exercise price of $4.21 per share.

Selling Stockholders	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Class(1)	Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)		Percentage of Class(1)
Aurora Entities	2,366,987	(2)(3)	10.7%	1,511,959	(14)	—		—
General Electric Pension Trust(4)	466,188		2.1%	466,188		—		—
Douglas Dynamics Equity Partners L.P.(5)	7,358	(6)	*	7,358		—		—
Gerald L. Parsky(7)	2,366,987	(6)(8)	10.7%	6,300	(15)	—		—
John T. Mapes(9)	2,366,987	(6)(10)	10.7%	2,520	(16)	—		—
James Hodgson	1,608	(6)(11)	*	814	(17)	794	(18)	*
Dale Frey(12)	1,340	(6)(13)	*	1,340	(17)	—		—

*
Denotes ownership of less than 1%.

(1)
Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options or similar convertible securities held by that person that are exercisable or convertible within 60 days. Except as otherwise indicated in the footnotes to the table, shares are owned directly or indirectly with sole voting and investment power, subject to applicable community property laws. The number of shares and percentage beneficial ownership of common stock is based on 22,018,540 shares of our common stock issued and outstanding as of November 30, 2011.

(2)
Includes an aggregate of 1,511,959 shares of common stock held of record by the Aurora Entities. The Aurora Entities collectively refer to Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., both of which are affiliates of Aurora Capital Group. Of the shares beneficially owned by the Aurora Entities, 1,492,152 shares are held of record by Aurora Equity Partners II L.P., 19,807 shares are held of record by Aurora Overseas Equity Partners II, L.P. and 855,028 shares are Aurora Voting Shares. The 855,028 "Aurora Voting Shares" consist of (i) 388,840 shares held of record by certain securityholders (other than General Electric Pension Trust ("GEPT")) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes options currently exercisable or exercisable within 60 days to purchase 39,394 shares of common stock held by certain advisors and former advisors to Aurora Capital Group and by our Vice President, Sales and Marketing, Mr. Mark Adamson), and (ii) 466,188 shares held of record by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. The proxy and voting agreement are described more completely under "Corporate Governance—Certain Relationships and Related Party Transactions—Securityholders Agreement" in our definitive proxy statement filed with the SEC on March 30, 2011. Upon consummation of this offering, this agreement will be terminated, and as a result, the Aurora Entities will cease to have a proxy to vote any shares of our common stock.

  Each of the Aurora Entities is controlled by Aurora Advisors II LLC, a Delaware limited liability company ("AAII"). Messrs. Gerald L. Parsky and John T. Mapes, both of whom are Managing Directors of Aurora Capital Group, jointly control AAII and thus may be deemed to share beneficial ownership of the securities beneficially owned by the Aurora Entities, though the foregoing statement shall not be deemed an admission of their beneficial ownership of such securities.

  Both Messrs. Michael Marino and Mark Rosenbaum, two of our Board members, are associated with the Aurora Entities, but neither have beneficial ownership of the shares of common stock owned by the Aurora Entities.

(3)
Includes options currently exercisable to purchase 39,394 shares of common stock. Such options are held by certain advisors and former advisors to Aurora Capital Group, as well as Mr. Adamson. The shares issuable upon exercise of the options described herein are subject to the proxies granted to the Aurora Entities described in footnote (2).

(4)
GEPT is an employee benefit plan trust for the benefit of the employees and retirees of General Electric Company and its subsidiaries. GE Asset Management Incorporated is a registered investment adviser and acts as Investment Manager for GEPT. GE Asset Management Incorporated may be deemed to beneficially share ownership of the shares owned by GEPT, but has no pecuniary interest in such shares. GE Asset Management Incorporated has delegated responsibility for exercising voting and dispositive power over the shares of our common stock held by GEPT to three of its officers: Donald W. Torey, President and Chief Investment Officer—Alternative Investments; Patrick J. McNeela, Chief Investment Officer and Senior Managing Director—U.S. Private Equities; and B.C. Sophia Wong, Vice President and Managing Director—Private Equities. These three officers act on a consensus basis in determining how and when to exercise voting and dispositive power with respect to these shares of common stock. Any such exercise requires the consent of at least two of these three persons. GE, Messrs. Torey and McNeela and Ms. Wong expressly disclaim beneficial ownership of all shares owned by GEPT. As discussed in footnote (2), pursuant to the Securityholders Agreement, with certain limited exceptions, GEPT has agreed to vote its shares of common stock in the same manner as the Aurora Entities. As a result of the Securityholders Agreement, GEPT may be deemed to be part of a group with the Aurora Entities.

(5)
The general partner of Douglas Dynamics Equity Partners L.P. is AAII, which is an affiliate of the Aurora Entities.

(6)
Constitutes Aurora Voting Shares.

(7)
As disclosed in footnote (2), Mr. Parsky is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Parsky.

(8)
Includes 6,300 shares of common stock held by an investment retirement account for Mr. Parsky.

(9)
As disclosed in footnote (2), Mr. Mapes is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Mapes.

(10)
Includes 2,520 shares of common stock held by an investment retirement account for Mr. Mapes.

(11)
Consists of options currently exercisable to purchase 814 shares of common stock owned directly by Mr. Hodgson and 794 shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and dispositive power.

(12)
Mr. Frey is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(13)
Consists of options currently exercisable to purchase 1,340 shares of common stock. Excludes shares of common stock held by the Dale Frey Family Limited Partnership of which Mr. Frey is not a partner.

(14)
Consists of 1,492,152 shares of common stock being offered by Aurora Equity Partners II L.P. and 19,807 shares of common stock being offered by Aurora Overseas Equity Partners II, L.P.

(15)
Represents shares of common stock being offered for an investment retirement account for Mr. Parsky.

(16)
Represents shares of common stock being offered for an investment retirement account for Mr. Mapes.

(17)
Represents shares of common stock underlying options that are being exercised and sold in connection with this offering.

(18)
Consists of shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and dispositive power.

UNDERWRITING

       Under an underwriting agreement dated November 30, 2011, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference into this prospectus supplement and accompanying base prospectus, the selling stockholders, who may be deemed to be underwriters, have agreed to sell to Robert W. Baird & Co. Incorporated, as underwriter, subject to certain conditions, 1,996,479 shares of our common stock.

       The underwriter is committed to take and to pay for all of the shares being offered, if any are taken.

       The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholders.

	Per Share	Total
Underwriting discounts and commissions paid by selling stockholders	$0.50	$998,240

       In addition, we estimate that the total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $260,000.

       Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.10 per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriter to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

       The maximum compensation to be received by any member of the Financial Industry Regulatory Authority, Inc. ("FINRA") or independent broker-dealer will not be greater than 8% for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

       We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 60 days after the date of this prospectus, subject to limited exceptions. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless (a) within three business days prior to the 15th calendar day before the last day of the "lock-up" period, we deliver a certificate to Robert W. Baird & Co. Incorporated, certifying on our behalf that (1) our common shares are "actively traded securities" (as defined in Conduct Rule 2711(f)(4) of FINRA), and (2) we meet the applicable requirements of Rule 139 under the Securities Act in the manner contemplated by FINRA Conduct Rule 2711(f)(4) or (b) Robert W. Baird & Co. Incorporated waives, in writing, such an extension.

       On November 30, 2011, the closing price of our common stock as reported on the New York Stock Exchange was $15.50. Our common stock is listed on the New York Stock Exchange under the symbol "PLOW."

       We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities under the Securities Act or contribute to payments that the underwriter may be required to make in that respect.

       In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

       Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. In connection with this offering, the short position would be a naked short position. In a naked short position, the number of shares involved is greater than the number of shares being offered.

       Syndicate-covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriter creates a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors that purchase in the offering.

       Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions.

       These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

       These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

       This prospectus supplement and the accompanying base prospectus may be made available on the web site maintained by the underwriter and the underwriter may distribute the prospectus supplement and base prospectus electronically.

LEGAL MATTERS

       The validity of the shares of our common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP regularly serves as counsel to Aurora Capital Group and its affiliates and is also representing Aurora Capital Group as a selling stockholder. The validity of the shares of our common stock offered hereby will be passed upon for the underwriter by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

       Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus supplement summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus supplement may not contain all of the information that you may find important, you should review the full text of these contracts and other documents, copies of which we have filed with the SEC.

       We file annual, quarterly and current reports and other information with the SEC. Those filings with the SEC are, and will continue to be, available to the public on the SEC's website at www.sec.gov. Those filings also are, and will continue to be, available to the public on, or accessible through, our corporate web site at www.DouglasDynamics.com. The information contained on or accessible through our corporate web site is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

       We also have provided, and intend to continue to provide, our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

INCORPORATION BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below (excluding any document, or portion thereof, to the extent disclosure is furnished to, and not filed with, the SEC):

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Our annual report on Form 10-K for the year ended December 31, 2010 (including any information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2011);

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Our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2011, June 30, 2011 and September 30, 2011;

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Our current reports on Form 8-K filed with the SEC on March 8, 2011 (Item 5.02 only), April 20, 2011, May 9, 2011, May 26, 2011, July 5, 2011, July 15, 2011 and November 9, 2011; and

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the description of our common stock set forth in our Registration Statement on Form 8-A, as amended, filed with the SEC on April 30, 2010.

       We are also incorporating by reference into this prospectus supplement any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities to which this prospectus supplement relates. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. In addition, we are also updating the "Incorporation by Reference" section of the accompanying base prospectus to include and thereby incorporate by reference our quarterly report on Form 10-Q for the quarterly period ended June 30, 2011.

       We will provide to each person to whom a prospectus supplement is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Investor Relations
Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223
Telephone (414) 354-2310

       These documents can also be requested through, and are available in, the Investor Relations section of our website, which is located at www.DouglasDyanmics.com, or as described under "Where You Can Find More Information" above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

       You should read the information relating to us in this prospectus supplement and accompanying base prospectus together with the information in the documents incorporated by reference. You should rely only upon the information provided in such documents. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

5,000,000 Shares of Common Stock
Offered by Douglas Dynamics, Inc.

3,079,128 Shares of Common Stock
Offered by the Selling Stockholders

Douglas Dynamics, Inc.

Common Stock

        We may offer and sell up to 5,000,000 shares of our common stock, par value $0.01 per share, from time to time, to or through one or more underwriters, broker- dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on terms to be determined at the time of the offering. See "Plan of Distribution" beginning on page 14 in this prospectus. We may also describe the plan of distribution for any particular offering of these shares in any applicable prospectus supplement. If any underwriters, broker-dealers or agents are involved in the sale of any shares in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be disclosed in a prospectus supplement.

        In addition, the selling stockholders identified in this prospectus may offer and sell up to 3,079,128 shares of our common stock from time to time under this prospectus and any prospectus supplement. The selling stockholders may offer and sell such shares to or through one or more underwriters, broker-dealers and agents, or directly to purchasers, on a continuous or delayed basis. The selling stockholders may dispose of their shares of common stock in a number of different ways and at varying prices. We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions, if any, in connection with the sale of their shares. See "Plan of Distribution" beginning on page 14 in this prospectus for additional information on how the selling stockholders may conduct sales of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "PLOW."

        Investing in our common stock involves a high degree of risk. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2011.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell up to 5,000,000 shares of our common stock in one or more offerings, and the selling stockholders may from time to time sell up to 3,079,128 shares of our common stock. This prospectus provides you with a general description of the shares we or the selling stockholders may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the shares being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" carefully before making an investment decision.

        You should rely only on the information contained in or incorporated by reference into this prospectus as supplemented by any prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

        This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

        Unless the context indicates otherwise: "Douglas Dynamics," the "Company," "we," "our," "ours" or "us" refer to Douglas Dynamics, Inc. (formerly known as Douglas Dynamics Holdings, Inc.) and its subsidiaries and "Douglas Holdings" refers to Douglas Dynamics, Inc. exclusive of its subsidiaries. Douglas Dynamics, Inc. is a Delaware corporation and the issuer of the common stock offered hereby.

 OUR COMPANY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled "Where You Can Find More Information" on page 17 of this prospectus.

        We are the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. We sell our products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. We believe that in 2010 our share of the light truck snow and ice control equipment market was greater than 50%.

        We offer the broadest and most complete product line of snowplows and sand and salt spreaders for light trucks in the U.S. and Canadian markets. We also provide a full range of related parts and accessories, which generates an ancillary revenue stream throughout the lifecycle of our snow and ice control equipment. For the year ended December 31, 2010, 86% of our net sales were generated from sales of snow and ice control equipment, and 14% of our net sales were generated from sales of parts and accessories.

        We sell our products through a distributor network primarily to professional snowplowers who are contracted to remove snow and ice from commercial, municipal and residential areas. Over the last 50 years, we have engendered exceptional customer loyalty for our products because of our ability to satisfy the stringent demands of our customers for a high degree of quality, reliability and service. As a result, we believe our installed base is the largest in the industry with over 500,000 snowplows and sand and salt spreaders in service. Because sales of snowplows and sand and salt spreaders are primarily driven by the need of our core end-user base to replace worn existing equipment, we believe our substantial installed base provides us with a high degree of predictable sales over any extended period of time.

        We believe we have the industry's most extensive North American distributor network, which primarily consists of over 710 truck equipment distributors who purchase directly from us and are located throughout the snowbelt regions in North America (primarily the Midwest, East and Northeast regions of the United States as well as all provinces of Canada). Beginning in 2005, we began to extend our reach to international markets, establishing distribution relationships in Northern Europe and Asia, where we believe meaningful growth opportunities exist.

        We maintain our principal executive offices at 7777 North 73rd Street, Milwaukee, Wisconsin 53223, and our telephone number is (414) 354-2310. We maintain a website at www.DouglasDynamics.com. Information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

        "WESTERN," "FISHER" and "BLIZZARD" and their respective logos are trademarks. Solely for convenience, from time to time we refer to our trademarks in this prospectus without the ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the prospectus supplement related to a particular offering, documents incorporated by reference, including our Quarterly Report on Form 10-Q for the period ending March 31, 2011, and our subsequent periodic filings with the SEC, and all of the other information contained in this prospectus before deciding whether to purchase our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described in the documents incorporated by reference, you should also refer to the other information contained in or incorporated by reference in the this prospectus and the prospectus supplement related to a particular offering, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact included in this prospectus, or incorporated herein by reference, including statements regarding future sales, financial performance, plans, business strategy, and other objectives, expectations and intentions, such as statements regarding our liquidity, debt, economic conditions, planned capital expenditures, dividend policy, adequacy of capital resources and reserves, and projected costs, and the information referred to under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 are forward-looking statements. In addition, forward-looking statements generally can be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also undertake no obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus or incorporated herein by reference. Important factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  weather conditions, particularly lack of or reduced levels of snowfall;

  •
  a significant decline in economic conditions;

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  our inability to maintain good relationships with our distributors;

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  lack of available or favorable financing options for our end-users or distributors;

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  increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors;

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  increases in the price of fuel;

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  the inability of our suppliers to meet our volume or quality requirements;

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  our inability to protect or continue to build our intellectual property portfolio;

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  our inability to develop new products or improve upon existing products in response to end-user needs;

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  losses due to lawsuits arising out of personal injuries associated with our products;

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  our inability to compete effectively against competition; and

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  other risk factors included under "Risk Factors" in this prospectus as well as any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

        All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus or incorporated herein by reference in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

INDUSTRY INFORMATION

        Information contained in this prospectus and documents incorporated by reference into this prospectus concerning the snow and ice control equipment industry for pickup trucks and sport utility vehicles, which we refer to as light trucks in this prospectus, our general expectations concerning this industry and our market positions and other market share data regarding this industry including, without limitation, statements with respect to the relative size of our installed base, our distribution network, operational efficiency, customer service and responsiveness, and shipping performance, are based on our general knowledge of our industry and competitors. This general knowledge is derived from estimates our management prepared using end-user surveys, anecdotal data from our distributors and distributors that carry our competitors' products, our results of operations and management's past experience, and on assumptions made by our management, based on its knowledge of this industry, all of which we believe to be reasonable. These estimates and assumptions are inherently subject to uncertainties and may prove to be inaccurate. In addition, we have not independently verified the information contained in any independent third-party source, although management also believes such information to be reasonable.

 USE OF PROCEEDS

        We intend to use the net proceeds from our sale of shares of common stock for working capital and general corporate purposes, including, but not limited to, the payment of dividends on our common stock and to fund potential acquisitions. Our management will have significant discretion and flexibility in applying the proceeds from the sale of these shares. Our plans to use the estimated net proceeds from the sale of these shares may change and, if they do, we will update this information in a prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Any proceeds received by us in connection with the exercise of options to purchase shares of our common stock by the selling stockholders will be used for general corporate purposes.

DIVIDEND POLICY AND RESTRICTIONS

General

        Effective upon the consummation of our initial public offering, our Board of Directors adopted a dividend policy, reflecting an intention to distribute to our stockholders a regular quarterly cash dividend of $0.1825 per share. In accordance with this dividend policy, we paid an initial quarterly cash dividend of $0.1825 per share on September 30, 2010 to stockholders of record as of the close of business on September 23, 2010. On October 27, 2010, our Board of Directors increased our quarterly cash dividend by $0.0175 per share to $0.20 per share, commencing in the fourth quarter of fiscal 2010. Accordingly, on December 31, 2010, we paid a cash dividend of $0.20 per share to stockholders of record as of the close of business of December 21, 2010. Further, on March 31, 2011, we paid a special cash dividend of $0.37 per share, which was in addition to our regularly quarterly cash dividend of $0.20 per share, to stockholders of record as of the close of business on March 21, 2011.

        Our dividend policy reflects our present judgment that it is in the best interests of stockholders to distribute to them a significant portion of the cash generated by our business. There can be no assurance, however, that we will declare or pay any cash dividends in the future. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition and earnings, legal requirements, taxes and other factors our Board of Directors may deem to be relevant. The terms of our indebtedness may also prevent us from paying cash dividends on our common stock under certain circumstances. Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the level of any dividends we may pay in the future. Moreover, our Board of Directors may amend, revoke or suspend our dividend policy at any time and for any reason. Accordingly, you may not receive dividends in the intended amounts, or at all.

        We believe our dividend policy will limit, but not preclude our ability to pursue growth opportunities. This limitation could be significant, for example, with respect to large acquisitions and growth opportunities that require cash investments in amounts greater than our available cash or external financing resources.

Restrictions on Payment of Dividends

        Our ability to pay dividends will be restricted by current and future agreements governing our debt, including our senior credit facilities and by Delaware law.

Senior Credit Facilities

        Our senior credit facilities, which are comprised of a $70 million senior secured revolving credit facility, and a $125 million senior secured term loan facility, impose limitations on our ability to pay dividends. Under the restricted payments covenants for our senior credit facilities, we generally are restricted from paying dividends on our common stock other than dividends solely in shares of common stock to holders of that class. However, provided that (i) no default has occurred and is continuing or would result from the payment, (ii) after the payment, the borrowing base less the revolving exposure will be greater than the greater of $10.5 million and 15% of the aggregate revolving commitments, and (iii) after the payment, our availability under our revolving credit facility will be at least the greater of $7 million and 10% of the aggregate revolving commitments, we can pay dividends in an aggregate amount not to exceed (A) $5.25 million in any fiscal quarter of 2011 (calculated without regard to the one-time permitted special dividend of approximately $8 million paid on March 31, 2011), (B) $5.5 million in any fiscal quarter of 2012, (C) $5.75 million in any fiscal quarter of 2013, (D) $6 million in any fiscal quarter of 2014, (E) $6.25 million in any fiscal quarter of 2015 and (F) $6.5 million in any fiscal quarter of 2016 and thereafter.

        Additional restricted payments, including dividends, may be made in any fiscal year if we meet certain excess cash flow requirements and certain other conditions. However, the amount of excess cash flow available for the payment of dividends may also be used for restricted payments other than dividends (including certain payments of indebtedness, redemptions of stock, payments to retire options and warrants and payment of certain management fees and expenses), certain investments and certain payments of indebtedness. To the extent that these amounts are used for a payment other than dividends, the amount available to be used for the payment of dividends would be reduced accordingly.

        The foregoing is a summary of the actual provisions included in our senior credit facilities, copies of which have been filed with the SEC. For a description of additional terms relating to our senior credit facilities, see our Current Report on Form 8-K filed with the SEC on April 20, 2011.

Delaware Law

        Under Delaware law, our Board of Directors may not authorize payment of a dividend unless either it is paid out of our "surplus" (which is defined as total assets at fair market value minus total liabilities (including contingent liabilities) minus statutory capital), or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our Board of Directors. Our Board of Directors may base this determination on our financial statements, a fair valuation of our assets or another reasonable method. Although we believe we will be permitted to pay dividends at the anticipated levels in compliance with Delaware law, our Board of Directors will periodically seek to assure itself that the statutory requirements will be met before actually declaring dividends. In future periods, our Board of Directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends. Douglas Holdings, the issuer of the common stock offered hereby, is a holding company and conducts all of its operations through its subsidiaries. As a result, Douglas Holdings will rely principally on distributions from its subsidiaries to have funds available for the payment of dividends. Each of our subsidiaries was formed in Delaware. As a result, they are also subject to the similar considerations and limitations under Delaware law on distributions.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material provisions of our capital stock and the other material terms of our certificate of incorporation and bylaws, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share.

        As of July 13, 2011, there were 22,003,912 shares of common stock outstanding held by 27 stockholders of record, 1,801,214 shares of common stock remaining available for issuance under our 2010 Stock Incentive Plan (including upon conversion of currently outstanding restricted stock units), and 53,022 shares underlying stock options issued under our Amended and Restated 2004 Stock Incentive Plan.

Common Stock

        Voting.    Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of our common stock is entitled to one vote per share; provided, that holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled to vote thereon. There is no cumulative voting in the election of directors.

        Dividends Rights.    Subject to dividend preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. See "Dividend Policy and Restrictions."

        Liquidation and Preemptive Rights.    In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares offered in this offering, when issued and paid for, will be, fully paid and non-assessable.

        Listing.    Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "PLOW."

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock

        Our Board of Directors is authorized to issue not more than an aggregate of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our Board of Directors is authorized to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors also is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

        In the future, our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other consequences, have the effect of delaying, deferring or preventing a change in our control and might harm the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

        Some provisions in our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

        Election and Removal of Directors.    Our certificate of incorporation provides for the division of our Board of Directors into three classes of the same or nearly the same number of directors, with staggered three-year terms. In addition, the holders of our outstanding shares of common stock will not be entitled to cumulative voting in connection with the election of our directors. Our directors will also not be subject to removal, except for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the expiration of their term. These provisions on the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

        Stockholder Action; Special Meeting of Stockholders.    Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting and may not be taken by written consent in lieu of a meeting. All stockholder action must be properly brought before any stockholder meeting, which requires advance notice pursuant to the provisions of our bylaws. In addition, special stockholder meetings may only be called by a majority of our Board of Directors. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until a meeting is called. These provisions could also discourage a potential acquiror from making a tender offer for our common stock, because even if it were able to acquire a majority of our outstanding voting securities, a potential acquiror would only be able to take actions such as electing new directors or approving a business combination or merger at a duly called stockholders' meeting, and not by written consent.

        Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE. These additional shares may be used for a variety of corporate acquisitions and employee benefit plans and could also be issued in order to deter or prevent an attempt to acquire us. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Super-Majority Voting.    Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal certain provisions of our certificate of incorporation including provisions which would eliminate or modify the provisions described above, reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Our bylaws may also be amended or repealed by our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Takeover Statute

        We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder. A "business combination" includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the past three years has owned, 15% or more of our outstanding voting stock. This provision could discourage mergers or other takeover or change in control attempts, including attempts that might result in the payment of a premium over the market price for shares of our common stock.

Limitation of Directors' and Officers' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the Delaware General Corporation Law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        In addition to the indemnification provided by our certificate of incorporation and bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorney fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' insurance.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SELLING STOCKHOLDERS

        We are registering for resale shares of our common stock, including shares underlying outstanding stock options to purchase our common stock, held by the stockholders identified below, whom we collectively refer to in this prospectus as the "selling stockholders." This prospectus relates to the offer and sale from time to time of up to 3,079,128 shares of common stock by the selling stockholders and in the manner and circumstances described herein under "Plan of Distribution."

        We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate. The following table sets forth:

  •
  the names of the selling stockholders;

  •
  the number and percentage of shares of our common stock beneficially owned by each of the selling stockholders prior to the resale of the shares under this prospectus;

  •
  the number of shares of our common stock that may be offered for resale for the account of each of selling stockholders under this prospectus; and

  •
  the number and percentage of shares of our common stock to be beneficially owned by each of the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

        The number of shares in the "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

        Each of the selling stockholders, other than our officers, and those who will be acquiring shares pursuant to the exercise of outstanding stock options immediately prior to the offer and sale of such shares, acquired their respective shares of our common stock from affiliates of Aurora Capital Group, a Los Angeles-based private equity firm, in 2004 following Aurora's acquisition of our Company at a price of $4.21 per share. Our officers acquired their shares (other than their stock options) in 2010 and 2011 pursuant to grants under our 2010 Stock Incentive Plan. Other than Mr. Adamson, our selling stockholders who hold stock options were granted those options in 2005. Mr. Adamson was granted his stock options in 2007. Each of our outstanding stock options bears an exercise price of $4.21 per share.

Selling Stockholders	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Class(1)	Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)	Percentage of Class(1)
Aurora Entities	2,366,987	(2)(3)	10.7%	1,511,959	(27)	—	—
Ares Corporate Opportunities Fund, L.P.(4)	786,191	(5)	3.6%	786,191	(5)	—	—
General Electric Pension Trust(6)	466,188		2.1%	466,188		—	—
James L. Janik(7)	143,247	(8)	*	143,247		—	—
Robert L. McCormick(9)	61,983	(8)	*	61,983		—	—
Mark Adamson(10)	26,364	(8)(11)	*	26,364	(11)	—	—
Keith Hagelin(12)	7,434	(8)	*	7,434		—	—
Jack O. Peiffer(13)	7,890	(8)	*	7,890		—	—
Michael W. Wickham(14)	32,791	(8)	*	32,791		—	—
Lawrence Bossidy(15)	5,355	(8)	*	5,355		—	—
Dale Frey Family Limited Partnership	2,677	(8)	*	2,677		—	—
Douglas Dynamics Equity Partners L.P.(16)	7,358	(8)	*	7,358		—	—
Gerald L. Parsky(17)	2,366,987	(8)(18)	10.7%	6,300	(18)	—	—
John T. Mapes(19)	2,366,987	(8)(20)	10.7%	2,520	(20)	—	—
James Hodgson	1,608	(8)(21)	*	1,608	(21)	—	—
Dale Frey(22)	1,340	(8)(23)	*	1,340	(23)	—	—
John E. Anderson(24)	5,937	(8)(25)	*	5,937	(25)	—	—
Robert Anderson	1,986	(8)(26)	*	1,986	(26)	—	—

*
Denotes ownership of less than 1%.

(1)
Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options or similar convertible securities held by that person that are exercisable or convertible within 60 days. Except as otherwise indicated in the footnotes to the table, shares are owned directly or indirectly with sole voting and investment power, subject to applicable community property laws. The number of shares and percentage beneficial ownership of common stock is based on 22,003,912 shares of our common stock issued and outstanding as of July 13, 2011.

(2)
Includes an aggregate of 1,511,959 shares of common stock held of record by the Aurora Entities. The Aurora Entities collectively refer to Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., both of which are affiliates of Aurora Capital Group. Of the shares beneficially owned by the Aurora Entities, 1,492,152 shares are held of record by Aurora Equity Partners II L.P., 19,807 shares are held of record by Aurora Overseas Equity Partners II, L.P. and 855,028 shares are Aurora Voting Shares. The 855,028 "Aurora Voting Shares" consist of (i) 388,840 shares held of record by certain securityholders (other than General Electric Pension Trust ("GEPT") and Ares Corporate Opportunities Fund, L.P. ("Ares")) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes options currently exercisable or exercisable within 60 days to purchase 39,394 shares of common stock held by certain advisors and former advisors to Aurora Capital Group and Mr. Adamson), and (ii) 466,188 shares held of record by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. The proxy and voting agreement are described more completely under "Corporate Governance—Certain Relationships and Related Party Transactions—Securityholders Agreement" in our definitive proxy statement filed with the SEC on March 30, 2011.

Each of the Aurora Entities is controlled by Aurora Advisors II LLC, a Delaware limited liability company ("AAII"). Messrs. Gerald L. Parsky and John T. Mapes, both of whom are Managing Directors of Aurora

  Capital Group, jointly control AAII and thus may be deemed to share beneficial ownership of the securities beneficially owned by the Aurora Entities, though the foregoing statement shall not be deemed an admission of their beneficial ownership of such securities.

(3)
Includes options currently exercisable to purchase 39,394 shares of common stock. Such options are held by certain advisors and former advisors to Aurora Capital Group, as well as Mr. Adamson. The shares issuable upon exercise of the options described herein are subject to the proxies granted to the Aurora Entities described in footnote (2).

(4)
Ares is indirectly controlled by Ares Partners Management Company LLC ("APMC"). APMC is managed by an executive committee comprised of Messrs. Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Each of the members of the executive committee expressly disclaims beneficial ownership of the shares of common stock of the Company held by Ares.

(5)
Consists of (i) 772,563 shares of common stock held of record by Ares and (ii) currently exercisable options to purchase 13,628 shares of common stock held by Ares.

(6)
GEPT is an employee benefit plan trust for the benefit of the employees and retirees of General Electric Company and its subsidiaries. GE Asset Management Incorporated is a registered investment adviser and acts as Investment Manager for GEPT. GE Asset Management Incorporated may be deemed to beneficially share ownership of the shares owned by GEPT, but has no pecuniary interest in such shares. GE Asset Management Incorporated has delegated responsibility for exercising voting and dispositive power over the shares of our common stock held by GEPT to three of its officers: Donald W. Torey, President and Chief Investment Officer—Alternative Investments; Patrick J. McNeela, Chief Investment Officer and Senior Managing Director—U.S. Private Equities; and B.C. Sophia Wong, Vice President and Managing Director—Private Equities. These three officers act on a consensus basis in determining how and when to exercise voting and dispositive power with respect to these shares of common stock. Any such exercise requires the consent of at least two of these three persons. GE, Messrs. Torey and McNeela and Ms. Wong expressly disclaim beneficial ownership of all shares owned by GEPT. As discussed in footnote (2), pursuant to the Securityholders Agreement, with certain limited exceptions, GEPT has agreed to vote its shares of common stock in the same manner as the Aurora Entities. As a result of the Securityholders Agreement, GEPT may be deemed to be part of a group with the Aurora Entities.

(7)
Mr. Janik has served as our President and Chief Executive Officer since 2004.

(8)
Constitutes Aurora Voting Shares.

(9)
Mr. McCormick has served as our Vice President and Chief Financial Officer since September 2004.

(10)
Mr. Adamson has served as our Vice President, Sales and Marketing since 2007.

(11)
Includes options currently exercisable to purchase 26,349 shares of common stock.

(12)
Mr. Hagelin has served as our Vice President, Operations since 2009, and from 2007 to 2009 as Vice President of Manufacturing.

(13)
Mr. Peiffer has served as a member of our Board of Directors since 2004.

(14)
Mr. Wickham has served as a member of our Board of Directors since 2004 and as Chairman of our Board of Directors since 2010.

(15)
Mr. Bossidy is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(16)
The general partner of Douglas Dynamics Equity Partners L.P. is AAII, which is an affiliate of the Aurora Entities.

(17)
As disclosed in footnote (2), Mr. Parsky is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Parsky.

(18)
Includes 6,300 shares of common stock held by an investment retirement account for Mr. Parsky.

(19)
As disclosed in footnote (2), Mr. Mapes is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Mapes.

(20)
Includes 2,520 shares of common stock held by an investment retirement account for Mr. Mapes.

(21)
Consists of options currently exercisable to purchase 814 shares of common stock owned directly by Mr. Hodgson and 794 shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and dispositive power.

(22)
Mr. Frey is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(23)
Consists of options currently exercisable to purchase 1,340 shares of common stock. Excludes shares of common stock held by the Dale Frey Family Limited Partnership of which Mr. Frey is not a partner.

(24)
Mr. Anderson is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(25)
Consists of options currently exercisable to purchase 5,937 shares of common stock.

(26)
Consists of options currently exercisable to purchase (i) 993 shares of common stock held by the Robert Anderson Living Trust and (ii) 993 shares of common stock held by the Robert Anderson Revocable Trust, both of which Mr. Robert Anderson is sole trustee of.

(27)
Consists of 1,492,152 shares of common stock being offered by Aurora Equity Partners II L.P. and 19,807 shares of common stock being offered by Aurora Overseas Equity Partners II, L.P.

PLAN OF DISTRIBUTION

        We or the selling stockholders may, from time to time, sell, transfer or otherwise dispose of the shares of common stock offered through this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We and the selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through brokers, dealers or underwriters that may act solely as agents;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

  •
  a combination of any such methods of disposition; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades.

        If underwriters are used in the sale, the underwriters will acquire the shares of common stock for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the shares from time to time in one or more transactions, including negotiated transactions. Underwriters may offer the shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of shares underwritten, the nature of the obligation of the underwriters to take the shares and the nature of any material relationship between an underwriter and us.

        The underwriters may engage in overallotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Overallotment involves sales in excess of the offering size, which create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by an underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. An underwriter may close out any short position by either exercising its overallotment option and/or purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying shares so long as the stabilizing bids do not exceed a specified maximum price. Syndicate covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover syndicate short positions. In passive market making, market makers in our common stock who are underwriters are prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        If broker-dealers are used in the sale of the shares of common stock offered through this prospectus, we or the selling stockholders will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

        Broker-dealers engaged by us or a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser), as applicable, in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by us or the selling stockholders, as applicable. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus after we have filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under the prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We will bear a portion of the expenses of the offering of common stock by the selling stockholders, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders. This regulation may limit the timing of purchases and sales of any of the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

 LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP regularly serves as counsel to Aurora Capital Group and its affiliates and is also representing Aurora Capital Group as a selling stockholder. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

        Ernst & Young LLP, independent registered accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents, copies of which we have filed with the SEC.

        We file annual, quarterly and current reports and other information with the SEC. Those filings with the SEC are, and will continue to be, available to the public on the SEC's website at www.sec.gov. Those filings also are, and will continue to be, available to the public on, or accessible through, our corporate web site at www.DouglasDynamics.com. The information contained on or accessible through our corporate web site is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

        We also have provided, and intend to continue to provide, our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below (excluding any document, or portion thereof, to the extent disclosure is furnished to, and not filed with, the SEC):

  •
  Our annual report on Form 10-K for the year ended December 31, 2010 (including any information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2011);

  •
  Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011;

  •
  Our current reports on Form 8-K filed with the SEC on March 8, 2011 (Item 5.02 only), April 20, 2011, May 9, 2011, May 26, 2011, July 5, 2011, and July 15, 2011; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A, as amended, filed with the SEC on April 30, 2010.

        We are also incorporating by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities to which this prospectus relates. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Investor Relations
Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223
Telephone (414) 354-2310

        These documents can also be requested through, and are available in, the Investor Relations section of our website, which is located at www.DouglasDyanmics.com, or as described under "Where You Can Find More Information" above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. You should rely only upon the information provided in this prospectus or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

Douglas Dynamics, Inc.

November 30, 2011